UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 3)

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         14A-6(E)(2))

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                         COMPETITIVE TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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

The Committee to Restore Stockholder Value issued the following press release on January 22, 2007:

                                                           For immediate release

                 COMMITTEE TO RESTORE STOCKHOLDER VALUE AFFIRMS
             MEMBERS OF CTT BOARD INVOLVED IN FEDERAL COURT CHARGES


AUGUSTA, GA (JANUARY 22, 2007) THE COMMITTEE TO RESTORE STOCKHOLDER VALUE announced today that members of the current Board of Directors of Competitive Technologies, Inc. (AMEX: CTT), based in Fairfield, CT, are named in the US District Court for the District of Connecticut Civil Case - 3:06-00817 as being allegedly involved in insider trading, failures in corporate governance and lack of fiduciary responsibility to CTT shareholders.

The Committee states that in the time since the CTT Annual Meeting on January 16, 2007 at the American Stock Exchange, current management has taken actions that the Committee believes are damaging to shareholders, moot and unenforceable. The Committee believes that there was a quorum represented at the scheduled Annual Meeting, more than 50% of shares outstanding, and that at the Annual Meeting the Committee had a majority of shares cast, which if the matter had been presented, would have resulted in election of the Committee's nominees.

While this matter is subject to a challenge, which will be adjudicated on Tuesday, January 23, 2007, it is the Committee's opinion that there is no adjournment of the original meeting. A total of approximately 2.65 million shares have voted for the Committee's slate, versus approximately 1.74 million for the CTT current management. Votes, of course, are subject to change and newly submitted proxy cards will revoke previously voted cards, so consequently the Committee strongly requests shareholders who previously voted WHITE to send in a new BLUE proxy to support the Committee's nominees. Nevertheless, the voting totals presented so far from ADP tallies clearly show an overwhelming majority of shareholder votes support the Committee's slate on the BLUE proxy, WITH A LEAD OF 0.9 MILLION VOTES. Shareholders who have not yet voted, or who want to change to the BLUE-proxy Committee slate, can do so until the voting is confirmed as closed. Shareholders are reminded that only the latest dated proxy counts and consequently for their vote to count on behalf of the Committee, they must send in a later dated BLUE proxy. Anything sent on the WHITE proxy card will not count to support the nominees of the Committee.

Among actions taken by CTT are those addressed in their press release issued on January 19, 2007 at 7:30 AM ET. The Committee strongly believes that this CTT release is misleading, politically motivated, and against the interests of the CTT shareholder. The implication of the release is that the Board-announced planned management changes are imminent. In fact, it is entirely possible that they will not take place for some extended period of time. Upon examination of the release, it is obvious that Chairman Carver can remain on the Board for at least another year, and that D.J. Freed will step down as President and CEO only "as soon as a successor has been identified and hired," and that he will remain on CTT's Board indefinitely, since no mention is made of resignation from his Board position. The Committee also notes that none of the actions noted in the release are enforceable since there is no contractual obligation and the officers would remain in place past the meeting if they are not removed. Please vote the BLUE proxy to assure that current management is ousted from CTT.

Shareholders should also note that the termination of Freed provides for compensation "as if a change in control had occurred." That would give Freed at least one year of full salary and benefits, plus immediate full vesting of all previously granted options. Again, all at the expense of CTT shareholders.

These directors have also taken another VERY DETRIMENTAL action designed to protect themselves from their own actions at Shareholders' expense. A Form 8-K filed with the Securities and Exchange Commission (SEC) on January 19 by CTT for "Entry into a Material Definitive Agreement" states that on January 18, 2007, two days after the CTT Annual Meeting, the Board gave themselves and CTT's CFO, Michael Davidson, indemnification against lawsuits. Again, this is all at the expense of the shareholder. Indemnification is simply not needed or appropriate if they performed their duties properly, if they are not concerned about RICO and insider trading and other charges. In addition, indemnification simply cannot be legally obtained for illegal acts. And absolutely not post-event.

The Committee reminds shareholders that until the proxy challenge is confirmed closed their support is urgently needed to stop this current Board from further harming the company and its shareholders. The current management and Board have presided over the appalling decline in revenue from $14.2 million to $5.2 million, loss of profitability from a profit of $5.7 million to a loss of $2.4 million and the drop in stock price from over $15 per share to under $2.50. The delaying actions of the current Board subsequent to the meeting have enabled them to spend even more shareholder money in an attempt to get elected. The current Board has spent $9.6 million during the last five quarters without producing any visible results to replace expiring patents.

The Committee advises CTT shareholders that if they are dissatisfied with the way in which the Annual Meeting on January 16, 2007 was conducted, or any other subsequent action by current CTT management, they can register a complaint by accessing the "File Tip or Complaint" section of the Investor Information portion of the Securities and Exchange website, www.sec.gov, or send a fax to 202 772 9295.

It is time for shareholders to make the current management and Board of CTT act responsibly, to answer to the shareholder owners in a proper manner. UNTIL THIS ISSUE IS FULLY RESOLVED, SHAREHOLDERS ARE REMINDED THAT THEY MUST VOTE ON THE BLUE PROXY FOR THE COMMITTEE'S SLATE OF DIRECTORS, FOR THE VOTE TO COUNT IN FAVOR OF THE COMMITTEE'S NOMINEES. ANY VOTE ON THE WHITE PROXY DOES NOT SUPPORT THE COMMITTEE'S NOMINEES.

THE ONLY WAY TO STOP THE CURRENT BOARD IS TO VOTE THE BLUE PROXY IMMEDIATELY ON LINE (WWW.PROXYVOTE.COM) OR BY PHONE (1-800-454-8683).

The Committee believes that the extensive qualifications of their slate of candidates will return to CTT substantial business experience in CTT's business, a successful track record in managing growth, and serious management expertise through a legacy team. The Committee urgently asks for support of the CTT shareholders, advisors and brokers to restore CTT to profitability, to drive growth and to increase shareholder value.

More information on the Committee's proxy filing (DFRN14A, filed by non-management on December 26, 2006) is available at the SEC website, www.sec.gov, under company filings. Any questions can be addressed by contacting the Committee.

Contact:     John  Derek  Elwin  III
Tel:         561  789  6449
Email:       restorevalue@yahoo.com